                           BANK DEVELOPMENT AGREEMENT


         This Bank Agreement (the "Agreement") is made as of this 15th day of May, 1996, by and among Community Capital Corporation, a South Carolina corporation (the "Holding Company"), and the undersigned organizers of The Bank of Belton (the "Bank")(in organization).

         The Holding Company and the Organizers have jointly pursued the formation of a bank in Belton, South Carolina (the "Bank"). This Agreement formalizes the terms of such joint pursuit.

         NOW, THEREFORE, in consideration of these premises and the mutual covenants hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             Statement of Agreement

         1. Structure. The bank will be organized as a wholly-owned subsidiary of the Holding Company and is anticipated to be a state chartered bank having membership in the Federal Deposit Insurance Corporation and the Federal Reserve System.

         2. Capitalization. The initial Capitalization of the Bank is expected to be $3,500,000 (or such other amount as may be necessary to satisfy South Carolina banking laws and applicable regulatory requirements). This initial capitalization is anticipated to be funded as set forth in Section 5 below and will be accomplished pursuant to the terms of a Conditional Subscription Agreement between the Holding Company and the Bank, substantially in the form attached hereto as Exhibit A.

         3. Development. Each of the parties has agreed to cooperate in all aspects of the development of the Bank and to exercise their good faith and best efforts to accomplish the goals contemplated by this Agreement. Notwithstanding the foregoing, the division of responsibilities related to the organization and formation of the Bank shall be as follows:

                  A. The Holding Company shall be responsible for the legal and accounting aspects of organization of the Bank and all state and federal regulatory approvals, but the Organizers shall be consulted and have opportunity for input and comment on all material documents and issues related thereto.

                  B. Subject to the Holding Company's opportunity for input, comment, and approval, the Organizers shall procure and provide professional bank consultant services to the Holding Company to assist with the formation of the Bank and all state and federal regulatory approvals.

                  C. The Organizers shall be responsible for the acquisition and/or leasing of certain real or personal property related to the proposed operation of the Bank, but the Holding Company shall be consulted and have opportunity for input and comment on the selection of such property and all material documents and issues related hereto.

         4.       Allocation of Expenses.

                  A.       Expenses Paid By Holding Company.

                           1. Legal and Accounting Fees. The Holding Company
shall be responsible for, and shall advance, all legal and accounting fees incurred by the Holding Company or Bank which are associated with the Public Offering (as defined hereinbelow) and the formation of the Bank.

                           2. Employee Expenses. As set forth in that certain
Employment and Option Agreement by and between James Lollis ("Lollis") and the
Holding Company dated                   (The "Employee Agreement"), Lollis is
employed as Vice-President of the Holding Company for an initial term of two (2) years, and his duties include assisting the Holding Company with the formation of the Bank. Subject to reimbursement as set forth in Section 4(B)(2) hereof, until the Bank assumes the payment of Lollis's salary and benefits as set forth in Section 9 hereof, the Holding Company shall be responsible for, and shall advance, salary, FICA, perquisites and fringe benefits to Lollis as set forth [sic] the Employment Agreement.

                  B. Expenses Paid By Organizers. Subject to reimbursement as set forth in Section 6 hereof, the Organizers shall advance the costs and expenses related to the following:

                           1. General Expenses. All costs and expenses, other
than the costs and expenses to be paid by the Holding Company as set forth in
Section 4(A) hereof, incurred by and party in connection with the formation of the Bank, including but not limited to acquisition or leasing of real or personal property, professional bank consulting fees, legal and other professional fees related to the internal affairs among the organizers and the acquisition of real or personal property as contemplated herein, FDIC and other federal regulatory fees, and state filing fees, shall be the responsibility of, and advanced by, the Organizers.

                           2. Reimbursement of Portion of Lollis Expenses. Until
the Bank assumes the payment of Lollis's salary and benefits as set forth in
Section 9 hereof, the Holding Company shall advance and pay all salary, FICA, perquisites and fringe benefits to Lollis as set forth in the Employment Agreement and Section 4(A)(2) above. Notwithstanding the forgoing, sixty (60%) percent of Lollis's salary, FICA, perquisites and fringe benefits incurred by the Holding Company for the period commencing with Lollis's employment by the Holding Company and ending upon the termination of the Holding Company's obligation to pay salary to Lollis pursuant to his Employment Agreement shall be billed to the Organizers by the Holding Company and immediately reimbursed by the Organizers to the Holding Company.

                  C. Funding of Organizers's Expense Obligations. To facilitate the payment of such expenses by the Organizers, the Organizers will obtain a $300,000 line of credit (the "Line of Credit") from Greenwood Bank & Trust, a wholly-owned subsidiary of the Holding Company and will enter into a contribution agreement among the Organizers to allocate liability for the Line of Credit.

         5. Public Offering. The initial capitalization and reimbursement of organizational costs for the Bank are anticipated to be funded from the proceeds of a proposed estimated $5,000,000 to $10,000,000 public offering of securities to be conducted by the Holding Company (the "Public Offering"). Such capitalization may, in the Holding Company's sole discretion, be funded from sources other than the Public Offering. The Organizers agree to cooperate in good faith with the preparation of all documents related to the Public Offering as reasonably requested from time to time by the Holding Company. The Organizers further agree to abide by all applicable restrictions under federal and state securities laws which apply to the Public Offering and the Holding Company's participation in the development of the Bank.

         6.       Reimbursement.

                  A. Reimbursement to Organizers. Upon the first to occur of the following, the Holding Company shall assume the Line of Credit or otherwise satisfy or cause the Bank to satisfy the Line of Credit (from the Bank's initial $3,500,000 capitalization or other source) thereby causing each Organizer to be relieved of liability pursuant to the Line of Credit, up to an aggregate of $300,000:

                           1. The Organizers in the aggregate have irrevocably
subscribed and paid for at least $800,000 of securities of the Holding Company, and the Bank is capitalized in an amount necessary to satisfy all applicable state and federal bank regulatory requirements; or

                           2. The Organizers in the aggregate have irrevocably
subscribed and paid for at least $800,000 of securities in the Holding Company, and the Bank fails (i) to be capitalized in an amount necessary to satisfy all applicable state and federal bank regulatory requirements as a result of facts or circumstances which are not the result or product of, in whole or in substantial part, any negligent, wilful or intentional act or omission of one or more Organizers; or (ii) to become licensed as a lawfully chartered bank as a result of facts or circumstances which are not the result or product of, in whole or in substantial part, any negligent, willful or intentional act or omission of one or more Organizers; or

                           3. The Organizers in the aggregate have failed to
irrevocably subscribe and pay for at least $800,000 of securities in the Holding Company, but the Bank is nevertheless capitalized in an amount necessary to satisfy all applicable state and federal bank regulatory requirements and lawfully opens for business and commences banking operations, and the Organizers are not in material breach of this Agreement.

                  B. No Reimbursement to Organizers. Without limiting or modifying Section 6(A) above, the parties hereto acknowledge and agree that in the event (i) the Bank fails to be capitalized in an amount necessary to satisfy all applicable state and federal bank regulatory requirements as a result of facts or circumstances which are the result or product of, in whole or in substantial part, any negligent, willful or intentional act or omission of one or more Organizers; or (ii) the Bank fails to become licensed as a lawfully chartered bank as a result of facts or circumstances which are the result or product of, in whole or in substantial part, any negligent, willful, or intentional act or omission of one or more Organizers, or (iii) the Organizers in the aggregate do not irrevocably subscribe or pay for at least $800,000 of securities of the Holding Company or the Bank fails to lawfully open for business and commence banking operations, then the Holding Company shall not assume the Line of Credit or otherwise satisfy the Line of Credit, and the Organizers shall remain liable for the Line of Credit.

         7. Bank Directors. The Holding Company agrees to structure the initial Board of Directors of the Bank to include and to be limited to each of the Organizers and William G. Stevens, or another director or officer of the Holding Company designated by Mr. Stevens (or in his absence the CEO of the Holding Company). Upon the organization of the Bank, the Holding Company further agrees to elect each of the Organizers to the Board of Directors of the bank. Notwithstanding the foregoing, the Board of Directors of the Bank shall not include any Organizer: (i) who does not agree to serve on the Board of Directors, (ii) who is prohibited by federal or state law, rule, or regulation, or the Bank's Bylaws, from serving on the board of directors of a bank or subsidiary of a publicly held company, (iii) who has violated this Agreement, or
(iv) who is not approved by the Board of the Holding Company, which approval will not be unreasonably withheld.

         8.       Holding Company Directors.

                  A. In the event (i) the Organizers in the aggregate have irrevocably subscribed and paid for at least $800,000 of securities of the Holding Company, and (ii) the incorporation and organization of the Bank is completed and the Bank lawfully opens for business, the following shall occur:

                           1. The Holding Company will adopt appropriate
corporate resolutions to expand the size of the Holding Company's Board of Directors by a sufficient number of members to permit the appointment of the nominees described in Section 8(A)(2) hereof; and

                           2. The Holding Company's Board of Directors shall
appoint the Bank's Chief Executive Officer and one other organizer who is designated by majority of the Organizers to fill two (2) vacancies on the Holding Company's Board of Directors which exist or are created pursuant to
Section 8(A)(1).

                  B. Upon the satisfaction of such conditions precedent set forth in Section 8(A) above, the Holding Company's Board of Directors shall nominate for election to the Board of Directors of the Holding Company at the next annual shareholder meeting of the Holding Company after the satisfaction of such conditions precedent, two Directors of the Bank submitted to the Board of Directors of the Holding Company by the Board of Directors of the Bank.

                  C. In the event that the conditions precedent set forth in
Section 8(A) above have been satisfied, upon the expiration of the term of each proposed director set forth in Section 8(B) above, the Board of Directors of the Holding Company hereby agrees annually to nominate for election or re-election as a director of the Holding Company by its shareholders, one (1) or two (2) (as appropriate to allow for the Bank's continued representation by two (2) members on the Holding Company's Board of Directors) individual(s) submitted to the Board of Directors of the Holding Company by the Board of Directors of the Bank.

                  D. Notwithstanding anything contained herein to the contrary, the Holding Company shall not elect or nominate for election as a director of the Holding Company any individual: (i) who does not agree to elect or serve on the board of directors of the Holding Company, (ii) who is prohibited be federal or state law, rule, or regulation, or the Holding Company's Bylaws from serving on the board of directors of a bank or publicly held company, or (iii) who has violated this Agreement. The obligation of the Holding Company to elect and/or nominate directors under this Section 8 shall terminate in the event the Bank ever ceases to be a wholly-owned subsidiary of the Holding Company or the Organizers materially breach this Agreement.

         9. Lollis Salary Assumption. Upon the Bank's lawful commencement of business in Belton, South Carolina, the Organizers shall cause the Bank to pay to Lollis, for the remainder of the initial term of the Employment Agreement, his salary, FICA, perquisites, and fringe benefits in pay periods as determined by the Bank, but no event less frequently than monthly, unless Lollis' employment has been sooner terminated pursuant to his Employment Agreement.

         10. Assignment of Property Interests. Upon the incorporation and initial capitalization of the Bank in an amount necessary to satisfy all applicable state and federal bank regulatory requirements (or at any sooner time designated by the Holding Company in its discretion, and then only upon the Holding Company relieving the Organizers of liability under the Line of Credit), the Organizers shall convey or assign to the Bank any and all right, title and interest in and to any and all real or personal property which is associated with or related to the proposed operation of the Bank, and which is acquired by, or held in the name of, one or more Organizers or any entity controlled by one or more Organizers, including but not limited to any fee interest, leasehold interest, or option to acquire a fee or leasehold interest. In the event of such conveyance or assignment as described in this Section 10, the real and personal property conveyed, or interest therein which is assigned, shall be free and clear of all liens or encumbrances except liens or encumbrances in favor of the Holding Company or Greenwood Bank & Trust.

         11. Office Support. Until the initial capitalization of the bank in an amount necessary to satisfy all applicable sate [sic] and federal bank regulatory requirements, the Organizers will make available facilities, furniture, fixtures, equipment, and clerical support for the initial operations of the Bank.

         12. Lock-Up. In consideration for the incurring of costs and expenses by the Holding Company and the Organizers for the transactions contemplated herein, for a period commencing the date hereof and ending on April 30, 1997:
(a) each of the Organizers agrees not to participate directly or indirectly on any activity related to the formation of a new financial institution, or the affiliation with or expansion of an existing financial institution, in Anderson County, South Carolina other than the Bank contemplated herein or a modification thereof which is to be a wholly-owned subsidiary of the Holding Company, and (b) the Holding Company agrees not to participate directly or indirectly in any activity related to the formation of a new financial institution in Anderson County, South Carolina other than the Bank contemplated herein or a modification hereof which is to affiliated with all the Organizers who have violated neither this Agreement nor any other agreement related to the formation of the Bank contemplated hereby and who have not withdrawn from participation in this venture. After April 30, 1997 the parties' restrictions, if any, on the ownership of, and participation in, other competing financial institutions shall be governed and dictated by the parties' fiduciary and other duties, if any, arising from the relationship of the parties on such date and any applicable state and federal rule or regulation applicable hereto. Each party hereto has carefully read and considered the provisions of this Section 12, and, having done so, agrees that the restrictions set forth in this Section 12 are fair and reasonable and are reasonably required for the protection of the interests of each party hereto. The parties hereto acknowledge that each party's services hereunder are a special and unusual character with a unique value to the other parties hereto, the loss of which cannot adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by a party hereto of any of the provisions of Section 12, the other parties hereto, or any one of them, in addition to and not in limitation of, any other rights, remedies, or damages available under this Agreement, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by the breaching party or such party's partners, agents, representatives, servants, employers, employees, consulting clients, and/or any and all persons directly or indirectly acting for or with such breaching party.

         13. Publicity and Confidentiality. All press releases and public announcements about the Bank and any other activities contemplated by this Agreement require the prior written approval of the Holding Company after consultation with securities counsel for the Holding Company. Each of the Organizers (i) will abide by any disclosure and confidentiality guidelines to be provided from time to time by the Holding Company and its counsel, (ii) will not make any disclosures that are harmful to the development of the bank unless legally required to do so, and (iii) will not make any disclosure respecting any-matters contemplated in this Agreement that will adversely affect the Holding Company's compliance with federal or state securities laws. No Organizer will trade in any of the Holding Company's stock when in possession of material non-public information respecting the Holding Company.

         14. Termination. This Agreement shall terminate upon the written consent of the Holding Company and a majority of the Organizers.

         15. Legal Compliance. This Agreement constitutes neither an offer or a sell, nor a solicitation of an offer to buy, securities of any kind whatsoever. The parties acknowledge that securities will only be offered or sold after compliance with all applicable federal and state securities laws. Each of the Organizers and the Holding Company represent and warrant to the other parties hereto that execution and performance of this Agreement and the transactions contemplated herein will not violate any contract, commitment, or other legal requirement binding upon such party.

         16. Modifications. This Agreement can only be modified by a written agreement duly signed by the Holding Company and a majority of the Organizers. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any written or oral agreement or understanding inconsistent or in conflict with this Agreement; and the parties hereto further covenant and agree that any oral communication allegedly or purportedly constituting such an agreement or understanding shall be absolutely null, void and without effect.

         17. Waiver. Any waiver by a party of any breach or any term or condition hereof shall be affective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

         18. Relationship of the Parties. Nothing herein shall be deemed to create any partnership or joint venture relationship between the parties. No party shall make any representation or statement (whether written or oral) to any person or entity inconsistent with this Section.

         19. Third Parties. The provisions of this Agreement are not intended to be for, and shall not inure to, the benefit of any third parties, and no third party shall be deemed to have any privity of contract with any of the parties hereto by virtue of this Agreement.

         20. Assignments. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by a party, except the Holding Company may assign this Agreement to any corporation controlled by or under common control with the Holding Company.

         21. Cumulative Remedies. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedied as may be available to a party at law or equity.

         22. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements and representations between the parties with respect thereto.

         23. Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

         Holding Company:       Community Capital Corporation
                                109 Montague Street
                                Post Office Box 218
                                Greenwood, SC 29648
                                Attn:  William G. Stevens

          Organizers:           The Bank of Belton
                                (in organization)
                                c/o James Lollis
                                P. O. Box 66
                                Belton, SC 29627


The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

         24. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         25. Governing Law. The construction and interpretation of the Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina.

         26. Venue and Jurisdiction. The parties hereto hereby (i) agree that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court in the State of South Carolina, (ii) waive any objection which it might have now or hereafter to any such litigation, action or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submit to the jurisdiction of such courts in any such litigation, action or proceeding. For all purposes of this Agreement, each party hereby further agrees that service of process upon such party may be effected pursuant to United States mail.

         27. No Inference Against Author. No provision of the Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

         28. Captions and Headings/Usage. The captions and headings are inserted in the Agreement for convenience only, and in no event be deemed to define, limit or describe the scope or intent of this Agreement, or of any provision hereof, nor in any way affect the interpretation of this Agreement.

All pronouns and defined terms appearing herein shall be deemed to include both the singular and plural, and to refer to all genders, unless the context clearly requires otherwise.

         29. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same original.

         IN WITNESS HEREOF, the parties hereto have duly executed the Bank Development Agreement to be legally binding and effective as of the date first above written.

                                     COMMUNITY CAPITAL CORPORATION

                                     By: /s/ JAMES H. STARK
                                     Its:  Chief Financial Officer

ORGANIZERS:

 /s/ JAMES A. LOLLIS                   /s/ JAMES M. HORTON

 /s/ DIANNE G. HENDERSON               /s/ HAROLD CLINKSCALES, JR.

 /s/ KENNETH B. HELLER                 /s/ PAUL R. MARSHALL

 /s/ D. MICHAEL GREER                  /s/ THOMAS M. DIXON

 /s/ PATSY T. DANIELS                  /s/ D. BRIAN HOLLIDAY

 /s/ PATRICK B. O'DELL                 /s/ B. MARSHALL KEYS

                                    EXHIBIT A

                       Conditional Subscription Agreement

                       CONDITIONAL SUBSCRIPTION AGREEMENT
                          (CCC with the Bank of Belton)


TO:      The Bank of Belton
         P. O. Box 66
         Belton, South Carolina 29627
         ATTN:  Jimmy Lollis, President

         In consideration for your agreement to sell and issue shares of the $5.00 par value common stock ("Shares") of The Bank of Belton, a South Carolina banking corporation ("Corporation"), to the undersigned subscriber ("Holding Company"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holding Company hereby conditionally agrees to acquire from the Corporation and does hereby conditionally subscribe for 350,000 Shares at a cash purchase price of $10.00 per share, for a total subscription price of $3,500,000.

         It is expressly understood and agreed by the Corporation and Holding Company that the Holding Company's obligations to acquire and pay for the shares is subject to and conditioned upon satisfaction of each of the following: (a) the receipt by the Holding Company of at least $800,000 in gross proceeds from the purchase of Holding Company securities by the Organizers of the Corporation;
(b) the filing of all applications and other documentation with the State Board of Financial Institutions, Federal Reserve System, and FDIC and either receipt or continued active pursuit of all regulatory approvals for this investment and the Corporation's proposed banking business; (c) the Holding Company, upon completion of this subscription, will be the sole shareholder of the Corporation; and (d) the absence of any materially adverse changes in condition or circumstances which would make the acquisition, development, or operation of the Corporation's proposed Belton bank unlawful, impracticable, or commercially unreasonable. The Holding Company agrees that in order for any of the foregoing conditions to be effective for the benefit of the Holding Company, the Holding Company shall have exercised its good faith and best efforts towards the satisfaction of such conditions to the fullest extent that the same is within the control of the Holding Company and is commercially feasible.

         The Holding Company understands that the Shares in the Corporation are being sold without registration under the Federal Securities Act of 1933 ("1933 Act") or the South Carolina Uniform Securities Act ("SC Act") pursuant to certain exemptions, and the Holding Company makes the following representations, declarations, and warranties with the intent that the same may be relied upon in determining its suitability as a shareholder in the Corporation:

         1. The Holding Company is organized under the laws of the state of South Carolina, maintains its principal office in the state of South Carolina, and was not formed for the specific purpose of acquiring shares in this offering.

         2. The Holding Company is investing in the Corporation solely for its own account and not with any present intention for resale, fractionalization, or further distribution.

         3. The Holding Company has total assets valued in excess of $5 million and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Corporation.

         4. The Holding Company has been advised that it must bear the economic risk of investment in the Shares for an indefinite period of time, in part, because the shares have not been registered under the 1933 Act or the SC Act, and may not be transferred by the Holding Company except pursuant to an effective registration or exemption under the 1933 Act and SC Act.

         5. The Holding Company understands that the Corporation will, and authorizes the Corporation to, place an appropriate legend in the certificate(s) evidencing that the Shares have not been registered under the 1933 Act and the SC Act, and setting forth certain limitations on resale referenced herein. Furthermore, the Corporation is authorized to make a notation in the appropriate stock transfer records of the Corporation preventing the transfer of any Shares on the books of the Corporation without sufficient evidence that such transfer is in compliance with applicable state and the federal securities laws.

         This Agreement shall be governed by the laws of the state of South Carolina, and the parties hereto agree to jurisdiction and venue, subject to proper service of process, in the state of South Carolina. All terms and provisions hereof are severable in the event of unenforceability of any one or more of them. The terms hereof may only be amended, modified, or waived in writing signed by the party to be bound thereby.


IN WITNESS HEREOF, the Holding Company has executed this Conditional
Subscription Agreement to be effective as of the    day of              , 19 .

                                            HOLDING COMPANY


                                            COMMUNITY CAPITAL CORPORATION


                                            By:
                                             Its:

ACCEPTED as of the        day
of                               199 .

The Bank of Belton (in organization)

By:
   Its: President